EXECUTION VERSION

November 29, 2016

Patrick Dalton

c/o Fifth Street

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

Re:       Employment Offer

Dear Patrick:

We are pleased to present you with this offer of employment to join Fifth Street Management LLC (the “Company”) and FSC CT LLC. The terms and conditions of the Company’s offer of employment are set forth in this letter agreement and the annexes and exhibits attached hereto and incorporated herein. The Company and its affiliates take employee development seriously and are dedicated to providing resources and pathways for personal growth and advancement. We believe that your experience and background will contribute much to our organization. If you accept the Company’s offer, your anticipated start date will be January 2, 2017 (the “Commencement Date”).

1. Title; Duties. You will serve as the Company’s Co-President and will report to the Company’s Executive Committee, which, effective on the Commencement Date, shall initially consist of you, Leonard Tannenbaum, Bernard Berman and Alex Frank, it being understood that the composition of the Executive Committee may be changed by Leonard Tannenbaum, or in his absence, Bernard Berman or the Board of Directors of Fifth Street Asset Management Inc. (“FSAM”), provided that (x) no more than two (2) members of the Executive Committee may be replaced without your prior consent, which shall not be unreasonably withheld, conditioned or delayed and (y) you and the Company agree to the Executive Committee composition provisions set forth on Annex A attached hereto. In your capacity as Co-President, you will have the duties, authorities and responsibilities set forth on Annex A attached hereto, as well as such additional duties, authorities and responsibilities that may be assigned to you from time to time by the Board of Directors of FSAM or the Chief Executive Officer and that are consistent with your role as Co-President. In addition, you will serve as the Co-President of FSAM. We may, in our discretion, also request that you serve as an officer of various affiliates of the Company, which you agree to do under the terms of this employment offer. The Company agrees to recommend to the Boards of Directors of each of Fifth Street Finance Corp. (“FSC”) and Fifth Street Senior Floating Rate Corp. (“FSFR”) that you be appointed as chief executive officer and a member of the Board of Directors of each of FSC and FSFR, and if so appointed, you agree to serve in such capacities and shall have the duties, authorities and responsibilities set forth on Annex A attached hereto. Upon your termination of employment for any reason, you acknowledge and agree that, upon the request of the Company, you will resign as a director and officer of the Company’s affiliates and agree to execute such documents as are reasonably necessary to effectuate the foregoing.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Patrick Dalton

November 29, 2016

You will perform your duties diligently and to the best of your ability and will comply with the written policies and procedures of FSAM, Fifth Street Holdings L.P. and its subsidiaries, FSC and FSFR (“Fifth Street”), which will be provided to you at the start of your employment. It is your responsibility to read and understand these policies and procedures, and if you have any questions now or in the future, it is your responsibility to make the appropriate inquiries.

2. Salary; Bonus; Equity. As of the Commencement Date, your annual salary will be $500,000; paychecks will be issued semi-monthly on the fifteenth day of each month and the last business day of each month. If the fifteenth day of the month falls on a weekend, paychecks will be issued the Friday prior to or the Monday following the weekend. If the day is a holiday, paychecks will be issued the following business day. You will receive a performance review each year and will be considered eligible for annual salary increases based on your performance.

During your employment, you will be eligible to receive an annual bonus with a target range of $1.0 to $1.5 million that will be based on performance criteria to be established by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in consultation with you. The Executive Committee and you will work in good faith prior to the Commencement Date to create a bonus formula that yields a bonus of $1.0 to $1.5 million based on 2016 profitability of the Company (excluding extraordinary expenses and one-time items) and which would result in the bonus being adjusted proportionally as the Company’s profits increase or decrease. For your service in each of 2017 and 2018, your annual bonuses will be no less than $1.0 million.

Prior to the Commencement Date, you and the Executive Committee will work in good faith to develop a total compensation program covering all employees under your direct and indirect supervision, which shall be subject to the approval of any applicable board of directors (or committee thereof) that is required by applicable law or regulation or by the terms of a relevant plan document as in effect on the date hereof.

All bonuses shall be paid in accordance with the Fifth Street Asset Management Inc. Amended and Restated Deferred Bonus and Retention Plan (the “Plan”), a copy of which is attached hereto, so long as the Plan remains in effect; provided that, (i) for purposes of amounts that may be deferred under the Plan, the definition of “Cause” shall be as defined in Annex C hereto, (ii) for purposes of the Plan your resignation for “Good Reason” (as defined in Annex C hereto) will be treated in the same manner as a termination by the Company without Cause and (iii) while you are employed, 87.5% of the first $1.0 million of any annual bonus paid to you will be paid to you in cash and the remainder of any such bonus payment shall be subject to the terms of the Plan.

The terms and conditions of the grant of Options and RSUs you will receive, subject to Committee approval, are set forth in Annex B attached hereto. The grants of Options and RSUs will be made as soon as reasonably practicable following the Commencement Date.

3. Benefits. You will become eligible to join FSC CT LLC’s health insurance plan on the first of the month following the completion of 60 days of full-time employment in accordance with the terms and conditions of such plan. FSC CT LLC’s health insurance plan is currently structured so that we offer a choice of three plans: a basic plan, a mid-level plan and a high-level plan. The Company will pay your medical premiums for the basic plan on a basis no less favorable than that provided to any other senior executive of the Company, and you will be responsible for the remaining portion of such premiums. If you choose either the mid-level or high-level plan, you will be responsible for the excess cost over the basic plan. We also currently will pay a portion of your dental policy premiums. From time to time, we may make changes to such plans in the future and you will be notified of any such changes.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Patrick Dalton

November 29, 2016

You will be entitled to 25 days paid vacation each year (which shall accrue and be earned pro rata over the course of the year), starting with your third full month of employment, five sick days and holidays in accordance with the Company’s written policies. You will be provided with a copy of our written policies on your start date.

You will become eligible to join the Company’s 401(k) plan the first of the month after completing three months as a full-time employee (credit for your first month will be given as long as you have had at least one day of service during the month). Your participation is subject to the terms of the plan which may be amended from time to time.

Your business expenses will be reimbursed under the Company’s expenses and reimbursement policies as in effect from time to time.

Notwithstanding the foregoing, you will be entitled to at least a comparable level of benefits, in the aggregate, provided to other senior executives of the Company of comparable status (other than the Chairman) during the term of your employment by the Company.

4. At-Will Employment; Policies. While we hope that we both find our professional relationship mutually beneficial, you understand that your employment is “at-will.” This means that either you or we may terminate your employment at any time, for any or no reason.

In the event that your employment is terminated by the Company without Cause or you resign for Good Reason, in addition to the payment to you of any unpaid salary and benefits (including reimbursement for reimbursable business expenses incurred prior to such termination) owed to you as of the date of such termination, you shall be entitled to (i) receive monthly severance payments over a twelve month period totaling $2.0 million (subject to applicable taxes and withholding), (ii) accelerated vesting of the Options and RSUs as provided for in Annex B, and (iii) a pro rata bonus under the Plan for the year of termination, the amount of which will be determined based upon the formula agreed by the Executive Committee and you, in each case conditioned on your compliance with your post-termination obligations and your execution, delivery and non-revocation, within thirty days following the date of such termination or resignation, of a general release in favor of the Company and its affiliates in the form attached hereto as Exhibit A, and subject to paragraph 2(f) of the Non-Competition, Non-Solicitation and Non-Disclosure Agreement dated as of November 29, 2017.

5. Non-Solicitation and Non-Disclosure. As a condition to your employment, you will be required to execute a Non-Competition, Non-Solicitation and Non-Disclosure Agreement, a copy of which is provided with this offer letter.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Patrick Dalton

November 29, 2016

6. Representations. As a condition to your employment, you represent and warrant as to the matters set forth in Annex D hereto.

7. Miscellaneous. We are required by law to confirm your eligibility for employment in the United States. Thus, you will be required to provide proof of your eligibility to work in the U.S. on your start date. The invalidity or unenforceability of any provision of this offer shall not affect the validity or enforceability of any other provision of this offer, which shall remain in full force and effect. This offer, and the payments and benefits provided herein, are also subject to the provisions of Annex E hereto, with respect to matters arising under Sections 409A and 4999/280G of the Internal Revenue Code.

8. Indemnification. You will be indemnified to the fullest extent permitted by law and the Fifth Street’s organizational documents to the same extent provided to similarly situated senior executives and members of the boards of directors of the Fifth Street entities with respect to which you render services.

9. Legal Fees. The Company shall promptly reimburse you for legal fees up to $25,000 incurred by you in connection with the negotiation of the commencement of your employment with the Company within 10 days following the receipt of an invoice for such fees.

This offer letter (together with the Non-Competition, Non-Solicitation and Non-Disclosure Agreement) sets forth the entire agreement and understanding between us and you relating to your employment and supersedes all prior discussions between us.

All payments pursuant to this offer letter will be subject to applicable withholding taxes.

If this offer of employment is acceptable to you, please sign a copy of this letter and return it to me on or before November 29, 2016.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Patrick Dalton

November 29, 2016

We look forward to having you join our team!

Sincerely,

/s/ Bernard D. Berman

Bernard D. Berman

I accept your offer of employment. I represent that I have never been convicted of a felony or a crime involving moral turpitude, and I have not engaged in any conduct which could reasonably tend to bring the Company or any of its affiliates into public disgrace or disrepute. I have never been sanctioned, reprimanded or otherwise punished by the U.S. Securities and Exchange Commission. No oral commitments have been made concerning my employment. I understand that my employment is at-will and can be terminated by either party at any time, with or without cause and with or without notice. I specifically acknowledge and agree that I am an exempt employee and am therefore not eligible to receive overtime pay.

Signature _/s/ Patrick Dalton__

Print Name __Patrick Dalton

Date      11/29/2016

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Patrick Dalton

November 29, 2016

Annex A – Duties, Authorities and Responsibilities; Executive Committee Composition

Duties, Authorities and Responsibilities as Co-President of the Company

• Authority to hire, terminate and set compensation levels (subject to a compliance with a budget/Incentive Plan approved by the Board of Directors of Fifth Street Asset Management Inc. (“FSAM”) (or Committee thereof)) for all employees of FSAM other than Leonard Tannenbaum, Bernard Berman, Alexander Frank and Ivelin Dimitrov.

• Authority to approve new hires at or above MD level after vetting by executive committee (membership to be determined by Messrs. Tannenbaum and Berman and can be changed) and subject to minimum intelligence test score.

• Quarterly goals and reporting to FSAM Board of Directors.

• Weekly communication to executive committee with quarterly feedback.

• Authority to set organizational structure and determine roles, responsibilities and resources available for each role.

• Develop (with Messrs. Tannenbaum and Berman) a Management Incentive Plan.

• Manage the implementation of the Management Incentive Plan and allocation of Bonus Pool.

• Coordinate all financings and equity and debt capital raises for FSF and FSFR with Mr. Tannenbaum and manage the implementation thereof.

• Reasonable control of all expenses that are tied into the management bonus program.

Duties, Authorities and Responsibilities as Chief Executive Officer of FSC and FSFR

For so long as Fifth Street Management LLC is the investment adviser of FSC and FSFR, you shall have the following duties, authorities and responsibilities in your role as Chief Executive Officer of FSC and FSFR:

• Co-develop with Mr. Tannenbaum & Boards of Directors all Corporate Strategies for FSC and FSFR. Macro-economic decisions, including sector allocation targets and leverage targets, to be approved by executive committee.

• Manage the implementation of all Corporate Actions for FSC and FSFR.

• Manage all FSC and FSFR deal related decisions, including Originations, Underwriting, Portfolio Management, Capital Allocation (subject to previously adopted compliance rules).

• Oversee, develop, coordinate, schedule and present all communications with internal and external constituents related to all matters of FSC and FSFR (subject to coordination and communication with Mr. Tannenbaum and the respective Boards of Directors of FSC and FSFR) and manage the implementation thereof.

• Credit Committee (members to be appointed by Patrick Dalton) has sole deal approval decision making for FSC and FSFR. Changes to the composition of the Credit Committee will require majority approval of the Executive Committee, which consent shall not be unreasonably withheld. Five person committee with each member having one vote with Patrick Dalton also having veto rights on approvals on all new capital commitments.

References to Mr. Tannenbaum or Mr. Berman, as applicable, in the duties, authorities and responsibilities set forth above will be deemed to refer to the successor to Mr. Tannenbaum or Mr. Berman, as applicable.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Patrick Dalton

November 29, 2016

Executive Committee Composition

You and the Company agree that, while you are employed, if Mr. Tannenbaum accepts a governmental position, including without limitation, any position with a governmental agency, authority or instrumentality, whether federal, state or local, Mr. Tannenbaum may designate his replacement to the Executive Committee without your consent, provided that Mr. Berman consents to such replacement (which consent will not be unreasonably withheld).

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Patrick Dalton

November 29, 2016

Annex B – Option and RSU Terms

1.	Option Category and Term: You will be granted an option to purchase an aggregate of 1,000,000 shares of FSAM Class A common stock in two grants, as follows: (i) the first grant will be an option to purchase 750,000 shares of FSAM Class A common stock and will have a five year term (the “First Option Grant”) and (ii) the second grant will be an option to purchase 250,000 shares of FSAM Class A common stock and will have a six year term (the “Second Option Grant”). The options granted to you will have an exercise price equal to the greater of (x) $6.00 per share or (y) 100% of the fair market value of FSAM’s Class A common stock on the date of grant.

2.	Restricted Stock Units: You will be granted a number of RSUs having a grant date fair value equal to $2,000,000, based on the closing price of FSAM Class A common stock on the Commencement Date. The RSUs representing the right to receive shares of FSAM Class A common stock subject to fulfillment of vesting and other conditions.

3.	Vesting and Exercise:
a.	Options – 1/3rd of the shares subject to the First Option Grant will vest on each of the first three anniversaries of the grant date, subject to continued employment. 100% of the shares subject to the Second Option Grant will vest on the fourth anniversary of the grant date, subject to continued employment.
b.	RSUs – 1/4th of the RSUs will vest on each of the first four anniversaries of the grant date, subject to continued employment.
c.	Accelerated Vesting of Options and RSUs
i.	Upon a termination by the Company without Cause or termination by you for Good Reason:
1.	Options – Vesting to be determined based on full months of service from date of grant plus 12 months as a percentage of 48 months (without regard to the vesting schedule set forth in 3a. above).
2.	RSUs – Vesting to be determined based on full months of service from date of grant plus 12 months as a percentage of 48 months (without regard to the vesting schedule set forth in 3b. above).
ii.	Upon a “Change in Control” while you are employed, 100% of your then unvested Options and RSUs shall vest. “Change in Control” shall have the meaning set forth in the Fifth Street Asset Management Inc. 2014 Omnibus Incentive Plan.
d.	Exercise – All Options will be exercisable within 1 year following termination by the Company without Cause or by you for Good Reason; in other cases, exercise terms will be as provided for under the terms of grant.
e.	Manner of Exercise – Options to be subject to the same manner of exercise afforded to other senior executives receiving options in FSAM, including broker assisted cashless exercise if available or net settlement in shares of FSAM Class A common stock.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Patrick Dalton

November 29, 2016

f.	Settlement of RSUs – No later than 60 days following each vesting date, one share of FSAM Class A common stock shall be issued for each RSU that becomes vested on such vesting date.

4.	Liquidity on Shares Realized Upon Exercise and Settlement
a.	Options – 100% of the net option shares acquired upon exercise of the vested Options may be sold as follows: 25% after the 4th anniversary of the Grant Date, an additional 25% after the 5th anniversary of the Grant Date, an additional 25% after the 6th anniversary of the Grant Date, and an additional 25% after the 7th anniversary of the Grant Date.
b.	RSUs – 100% of the net shares acquired upon settlement of vested RSUs may be sold as follows: 25% after the 4th anniversary of the Grant Date, an additional 25% after the 5th anniversary of the Grant Date, an additional 25% after the 6th anniversary of the Grant Date, and an additional 25% after the 7th anniversary of the Grant Date.
c.	Following Termination By Company without Cause/Termination by you for Good Reason – 50% of option shares held by you resulting from your exercise of the Options may be sold within the first year immediately following such termination, and all option shares held by you resulting from your exercise of Options may be sold after the 1st anniversary of such termination. 50% of the shares received upon vesting of RSUs may be sold within the first year immediately following such termination, and all such shares received upon vesting of RSUs may be sold after the 1st anniversary of such termination.

Other Restrictions – In all cases, you shall remain subject to any restrictions on the sale of options shares or RSUs arising under applicable law or imposed by the Company or its underwriters in connection with any capital markets transactions or securities trading policies, in each case to the extent equally applicable to all current senior executives of comparable status (other than the Chairman).

5.	Other Provisions
a.	The foregoing terms will be reflected in, and subject to, one or more written Option and RSU agreements as soon as reasonably practicable following the effective date of grant, dated as of such grant date. Except as provided for above, the terms of the Options and RSUs will be subject to the provisions of plan pursuant to which such Options and RSUs are granted, as well as the provisions of the Option and RSU grants, as the case may be, otherwise applicable to all senior executives of the Company (e.g. with respect to forfeiture, clawbacks and post-termination exercise periods).

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Patrick Dalton

November 29, 2016

Annex C – “Cause” and “Good Reason”

“Cause” for termination means: (i) your conviction or admission of, or plea of guilty or nolo contendere with respect to, a felony or a crime involving moral turpitude (other than a motor vehicle offense); (ii) misconduct by you that brings the Company or its affiliates into public disgrace or disrepute or is otherwise materially injurious to their business, reputation or goodwill; (iii) a demonstrable act of fraud, embezzlement or material misappropriation committed by you in connection with the performance of your duties under the offer letter; (iv) your gross negligence or willful misconduct in connection with the performance of your duties that causes or could reasonably be expected to cause material harm to the business, reputation or goodwill of the Company or its affiliates; (v) your material breach of fiduciary duty in connection with the performance of your duties under the offer letter; (vi) your material breach of the Non-Competition, Non-Solicitation and Non-Disclosure Agreement; (vii) your breach of a term of this offer letter that causes or could reasonably be expected to cause material harm to the business, reputation or goodwill of the Company or its affiliates; (viii) your breach of a representation in Annex D of this offer letter that causes material harm to the Company or impacts your ability to perform your duties under the offer letter; (ix) your commission of a material violation of any applicable banking, securities or commodities laws, rules or regulations; (x) your violation of any securities trading, conflict of interest or material code of conduct policies which has been provided or made available to you prior to any alleged violation; or (xi) your willful and continuing failure to follow the lawful directives of the Board or other governing body of the Company or material breach in the performance of your obligations under the offer letter, and in the case of sub-clauses (x) or (xi), which remains uncured by you after you have been provided with notice and ten (10) days to cure (to the extent curable). To the extent that within sixty (60) days following your resignation or termination other than for “Cause,” the Company reasonably determines that facts or circumstances existed that would have otherwise constituted “Cause” under sub-clauses (i) – (iii) or (ix) above, and such facts or circumstances were not actually known by the Executive Committee at the time of such resignation or termination, the Company may treat such resignation or termination as a termination for “Cause” for all purposes. In order to terminate you for “Cause” (including a determination to terminate you for “Cause” after your resignation or termination as provided in the preceding sentence) the existence of such “Cause” must be determined in good faith by a resolution of a majority of the Board and you must be provided with (A) written notice setting forth the specific details of the act or acts alleged to constitute “Cause” and (B) an opportunity to appear, together with your legal counsel, before a meeting of the Board called for such purpose.

“Good Reason” shall mean the occurrence of any of the following events, without your express written consent, unless such events are cured by the Company within thirty (30) days following written notification by you to the Company that you intend to terminate your employment for one of the reasons set forth below:

(i)	The failure of the Board of Directors of FSAM to appoint you as Co-President of FSAM, the failure of the Board of Directors of FSC to appoint you as FSC’s chief executive officer and as a member of the FSC Board of Directors, and/or the failure of the Board of Directors of FSFR to appoint you as FSFR’s chief executive officer and as a member of the FSFR Board of Directors, in each case as of the Commencement Date.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Patrick Dalton

November 29, 2016

(ii)	Material diminution in your base salary or your annual target bonus opportunity at the rate in effect immediately prior to the reduction or the failure to pay you any salary or any earned and due bonus or incentive payments; or

(iii)	Material diminution in your duties, authorities or responsibilities as set forth in Annex A or that otherwise exist in connection with your position (other than temporarily while physically or mentally incapacitated or as required by applicable law), including (without limitation) your removal without Cause (as defined above) from (A) the position of Co-President of the Company or FSAM or of the position of CEO of FSC and/or FSFR, (B) the FSC and/or FSFR Board of Directors, or (C) the Executive Committee, or a change in the membership of the Executive Committee other than as set forth in the first paragraph of Section 1 of the offer letter or in Annex A; provided, however, a diminution in your duties that is the result of (X) Fifth Street Management LLC ceasing to be the investment adviser of FSC and/or FSFR for any reason, or (Y) a sale, merger, consolidation, sale of all or substantially all assets, winding up or other corporate event involving FSC or FSFR, shall not constitute “Good Reason”; or

(iv)	the termination of your rights to any material employee benefits, except to the extent that any such benefit is replaced with a comparable benefit, or a material reduction in scope or value thereof, other than as a result of across-the-board reductions or terminations affecting senior executives of comparable status of the Company generally; or

(v)	a change by the Company in the location at which you perform your principal duties for the Company to a new location that is either (x) more than sixty (60) miles from Greenwich, CT or (y) not at the Company’s principal executive offices.

You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) days after the first occurrence of such circumstances (or any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by you), and in no event shall you be entitled to resign for “Good Reason” more than one hundred and eighty (180) days following the occurrence of any event alleged to constitute “Good Reason.”

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Patrick Dalton

November 29, 2016

Annex D – Representations and Warranties

You represent and warrant as to the following:

(i)	You are not in breach of any agreement requiring you to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or any agreement not to compete, solicit clients or employees of, or interfere with, any prior employer, and that neither the execution of this offer letter nor the performance by you of your obligations hereunder as of the anticipated commencement date will conflict with, result in a breach of, or constitute a default under, any agreement or policy to which you are a party or to which you may be subject, including any garden leave or notice requirement prior to resigning your prior employment.

(ii)	You have not taken and will not take any confidential information from any prior employer and will not use any such information in performing your obligations hereunder but instead will rely on your generalized knowledge and skill in performing your services hereunder.

(iii)	You are not currently and have never been (a) the subject of any investigation by any prior employer or a party in any securities-related or banking litigation or arbitration proceeding; (b) the subject or target of any pending investigation, charge or complaint before a securities regulatory or self-regulatory organization, grand jury or any other forum; or (c) fined, sanctioned or otherwise found to have violated any securities related regulation by any governmental agency or self-regulatory organization, whether or not such finding resulted in statutory disqualification.

(iv)	You have disclosed any material information to the Company regarding your personal investments, professional affairs or any legal or regulatory matter of which you are aware that, if publicly disclosed hereafter, would adversely affect the business, reputation or goodwill of the Company or its affiliates.

(v)	You have not, within the preceding twenty-four (24) months, made a contribution to: (i) any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office; (ii) a political action committee; or (iii) a state or local political party, other than those contributions that have been previously disclosed to the Company in writing.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Patrick Dalton

November 29, 2016

(vi)	You have not had an event described in paragraph 9(d)(1)(i)-(viii) of Rule 506 under the Securities Act of 1933 (“Disqualifying Events”), copy of which has been provided to you, except as expressly disclosed in writing to the Company, and you (a) will immediately update any information provided to the Company in accordance with the foregoing sentence whenever it ceases to be accurate in any way and (b) agree to notify the Company immediately of the occurrence after the date hereof of any Disqualifying Event and provide the Company with such further information as the Company or its affiliates may request concerning any Disqualifying Events and consent to the disclosure of any such information as the Company or its affiliates may deem appropriate.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Patrick Dalton

November 29, 2016

Annex E – Section 409A Matters

a.	It is intended that the provisions of the offer letter comply with Code Section 409A of the Internal Revenue Code, and all provisions of the offer letter shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

b.	If, under the offer letter, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

c.	A termination of employment shall not be deemed to have occurred for purposes of any provision of the offer letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the Agreement, references to a “resignation,” “voluntary termination,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

d.	If you are deemed on the date of termination of your employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

i.	With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death; and

ii.	On the first day of the seventh month following the date of your Separation from Service or, if earlier, on the date of your death, (x) all payments delayed pursuant to this Section (d) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal dates in accordance with the terms of the Agreement, and (y) all distributions of equity delayed pursuant to this Section (d) shall be made to you.

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

Patrick Dalton

November 29, 2016

In determining the amounts that are subject to the six-month delay requirement described above, the Company shall use all exclusions from the six-month delay rule that are available to the payments made to you. Please be advised that the Company reserves the right to adopt an alternate method of complying with the six-month delay requirement which may result in you being deemed a specified employee.

e.	Whenever a payment under the offer letter specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

f.	With regard to any provision in the offer letter that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

Annex E – Section 4999/280G Matters

In the event a nationally recognized accounting firm as shall be designated by the Company (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company or any affiliate in the nature of compensation to or for your benefit, whether paid or payable pursuant to this offer letter or otherwise (collectively, the “Total Payments”)) would subject you to the excise tax under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

Fifth Street | 777 West Putnam Avenue, 3rd Floor | Greenwich, CT 06830 | 203-681-3600 | 203-681-3879 (fax) | www.fifthstreetfinance.com

EXHIBIT A

WAIVER AND RELEASE AGREEMENT